Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement on Form S-4 of Lucent Technologies Inc. of our report dated October 22, 2003, except for the second paragraph of Note 10, as to which the date is November 24, 2003 and except for Note 14, as to which the date is April 19, 2004, relating to the consolidated financial statements, which appears in the Company's Current Report on Form 8-K filed June 17, 2004. We also consent to the incorporation by reference of our report dated October 22, 2003, except for the second paragraph of Note 10, as to which the date is November 24, 2003 relating to the financial statement schedules, which appears in the Company's Annual Report on Form 10-K for the year ended September 30, 2003. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey

June 17, 2004